Exhibit 11

                             TEXFI INDUSTRIES, INC.

                        Computation of Earnings Per Share

                                                              Fiscal Year
                                                1996        1995          1994

NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING:                           8,650,690     8,652,621     7,696,416
  Stock options exercised ...........       84,801         3,068         1,381
  Stock tendered as payment for
    option shares ...................       --            --          --
  Stock issued (canceled) under
    restricte stock plan.............       --            (5,000)       (6,385)
  Treasury stock sold................        --            --          924,000
  Deferred compensation..............        --            --           37,209
                                          -------      --------       -------
          Balance at end of period ..    8,735,491      8,650,69     8,652,621
                                        ==========      ========     =========

PRIMARY:
Net loss (see Note 1)................ $(17,579,000) $(16,914,000   $(8,351,000)
                                      ============  ============   ============

  Weighted average number of shares
   outstanding:
   Stock outstanding for the
   period based on a daily weighted
   average ........................     8,696,177      8,651,668     8,107,507
  Stock equivalents - outstanding stock
   options computed on the treasury stock
    method using average market
    price ........................            --           --             --
                                        -------------  ------------    -------
  Weighted average number of shares
    outstanding ...................     8,696,177     8,651,668      8,107,507
                                       ============   ===========   ============

  Per share amounts:
   Net loss .......................        ($2.02)       $(1.96)        $(1.03)
                                       ==========      =========     =========

FULLY DILUTED:
  Net loss (see Note 1) ...........   $(17,579,000) $(16,914,000)  $ (8,351,000)
  Add interest on convertible
   debentures, net of income tax
   effect .........................        417,000       425,000        397,000
                                        -----------   -----------     ----------
  Net loss .......................    $(17,162,000) $(16,489,000)  $ (7,954,000)
                                      ============= ============   ============

Weighted avg. number of shares
  outstanding:
  Stock outstanding for the
   period based on a daily weighted
   average .....                      8,696,177        8,651,668      8,107,507
  Stock equivalents - outstanding
   stock options computed on the
   treasury stock method by using
   end-of-period market prices in
   lieu of average market
   prices .........................        --                --             --
  Increase in common shares assuming
   conversion of the 11-1/4% Convertible
   Senior Subordinated Debentures ....  528,647         528,647         528,647
                                      -----------    -----------    ------------
Weighted average number of shares
 outstanding .......................  9,224,824       9,180,315       8,636,154
                                     ===========   ============    ============

Per share amounts:
  Excluding Convertible Debenture
   Shares:
   Net loss ......................       $(2.02)         $(1.96)         $(1.03)
                                      ==========       =========      =========

  Including Convertible Debenture
   Shares:
   Net loss .......................      $(1.86)         $(1.80)         $(0.92)
                                      ==========      =========        =========






NOTE 1: Refer to Notes to the Consolidated Financial Statements appearing in Registrant's 1996 Annual Report to Stockholders included as item 8 of this document.



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